UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Phillips 66

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 13, 2025, Phillips 66 issued the following press release.

Phillips 66 Issues Statement Following Glass Lewis and ISS Reports

Disagrees with ISS’ and Glass Lewis’ Recommendations which Failed to Address Critical Issues

Reiterates The Strength Of Phillips 66’s Highly Qualified Board And Nominees

HOUSTON, May 13, 2025 - Phillips 66 (NYSE: PSX) today announced that it strongly disagrees with the recommendations issued by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”).

“We disagree with the recommendations issued by ISS and Glass Lewis,” said the Phillips 66 Independent Directors. “We remain committed to engaging with and listening to our shareholders on the issues in this campaign.”

The Company notes the following issues and omissions in the reports’ analyses that remain critical factors for shareholders to consider:

•

Elliott’s break-up thesis not examined: The reports did not opine on the merits of Elliott’s thesis to break up Phillips 66, which is the primary objective of Elliott’s campaign. In fact, ISS stated clearly that its report “is not an endorsement of a Midstream and/or Chemicals separation.” Supporting Elliott’s directors implicitly supports this risky path and overrides the judgment of Phillips 66’s highly qualified Board. Our Board continually evaluates the portfolio to maximize shareholder value and currently believes that the integrated model is the best path to shareholder value creation. As we always have, we remain committed to regularly and aggressively assessing these options going forward.

•	Concerning assessment of director independence: By recommending against Robert Pease, the reports establish a concerning precedent on evaluating director independence.
○

The reports suggest a director selected and vetted by a shareholder can be determined to lack independence after one month on the board and one vote. The single vote was for a combined CEO and Chair, a policy that is in place at 44% of S&P 500 companies.[1]

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This analysis disregards the fact that Mr. Pease’s vote represented his professional judgment as a 30-year corporate leader and ignores the fact that Mr. Pease was carefully evaluated for his qualifications and independence by Elliott. It also fails to apply any scrutiny to Elliott’s self-interested lack of support for its recently supported director.

•

Reliance on board analysis from five years ago: ISS acknowledged that Phillips 66 has refreshed its Board substantially since July 2020. Yet, it still claimed that a lack of Board refreshment prior to the COVID-19 pandemic reflects a need for change now.

•

Concerning governance overlooked: ISS and Glass Lewis disregarded Elliott’s ongoing efforts to acquire CITGO. The reports also overlook the fact that this pursuit took place concurrently with discussions of a second director appointment. Notably, neither report mentions anything about Elliott’s misleading disclosures and the overlapping relationships of its director nominees. These are unresolved issues that are highly relevant to shareholder considerations.

Phillips 66 reiterates its commitment to ongoing transformation and governance refreshment. The Company reminds shareholders of key facts including:

•

Consistent refreshment: Phillips 66 has added five new independent directors in the past four years to equip the Board with fresh perspectives and independent viewpoints. In its report, ISS acknowledged the Company’s board refreshment efforts, noting “Beginning in July 2020, the pace of board refreshment accelerated rapidly. The board appointed Julie Bushman early that month, Lisa Davis in October 2020, Denise Singleton and Doug Terreson in July 2021, and Greg Hayes in July 2022. Mark Lashier also joined in July 2022 in connection with his succession as CEO. Accompanying these appointments, Ferguson departed in August 2020, and McGraw and Tschinkel departed in March 2021.”

•

Strong governance practices: The Board is firmly committed to declassification that would require all directors to stand election each year. The last attempt to do so received approval from 73% of outstanding shares.

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In its report, ISS supported Phillips 66’s declassification proposal, arguing, “The proposed declassification, assuming it can clear the supermajority hurdle, would enhance board accountability to shareholders, and the resubmission of this proposal to a vote after it failed in prior years demonstrates a commitment to shareholders’ interests on the part of management.”

•

Early days in transformation strategy: ISS recognizes that Phillips 66 has improved its operating results since Mark Lashier stepped in as CEO on July 1, 2022 and achieved a total shareholder return above that of key competitors. ISS noted, “Since the appointment of Lashier as CEO through May 8, 2025, PSX has outperformed VLO by 20.9 percentage points.” Phillips 66 has made it clear that it is working to improve operations but is not satisfied with its results. In under three years, the Company has made progress on corporate cost takeout, refining performance, asset divestitures and more. These are facts recognized by the reports. These actions reflect a commitment to improvement that is continuing and will lead to further performance improvement and ultimately increased shareholder value.

•

Relevant director skills: Phillips 66’s Board composition is closely aligned with the Company’s strategy and the issues raised in this campaign. Of the continuing Directors and nominees, six have refining experience, five have chemicals experience and five have midstream experience. The majority has experience in business transformations, several have expertise in finance and a number are experts in supply chains.[2] Notably, the Company’s Directors and nominees have overseen more than $300 billion in “breakup or major divestiture transactions.[3]

Phillips 66 encourages shareholders to reach their own informed conclusions.

Elliott is seeking rapid, irreversible change in pursuit of a short-term thesis that would introduce significant risks to Phillips 66 shareholders. Do not let Elliott’s short-term and misinformed thesis disrupt your consistent and compelling returns.

Phillips 66 recommends that shareholders use the WHITE proxy card to vote:

•	‘FOR’ only its four nominees using the WHITE proxy card;
•	‘FOR’ management’s proposal to approve the declassification of the Board of Directors, in line with the recommendations from ISS & Glass Lewis;
•	‘AGAINST’ Elliott’s proposal requiring annual director resignations, which implementing would violate Delaware law and put your Board at significant legal and reputational risk.

The Board strongly recommends that shareholders safeguard their investment in Phillips 66 by casting their vote as soon as possible, regardless of plans to attend the Annual Meeting virtually on May 21, 2025.

Shareholders may receive materials from Elliott Management that say “Gold proxy card” or “Gold voting instructions” or similar language. Phillips 66 recommends that shareholders DISCARD any Gold voting materials they may receive from Elliott. Shareholders may cancel out any vote made using a Gold proxy card by voting again TODAY using the Company’s WHITE proxy card. Only the latest-dated vote will count.

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Jeff Dietert (investors)

832-765-2297

Jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

Owen.simpson@p66.com

Al Ortiz (media)

855-841-2368

al.s.ortiz@p66.com

1. Matthew Tonello, “2023 Disclosure Practices on Board Leadership and Structure,” Harvard Law School Forum on Corporate Governance, May 12, 2025, https://corpgov.law.harvard.edu/2024/01/18/2023-disclosure-practices-on-board-leadership-and-structure/.

2. Source: Company filings, public filings.

3. Source: Deal Point Data, Reuters, FactSet, Financial Times, RBC Capital Markets.

Also on May 13, 2025, Phillips 66 updated its website https://www.phillips66delivers.com/. A copy of the updated website content (other than that previously filed) is provided below.

News & Resources

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND

ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.